EXHIBIT 99.15
                                                                   -------------


                                NOTICE OF DEFAULT


                                January 12, 2001


Greenbriar Corporation
4265 Kellway Circle
Addison, Texas 75244
Attention:  Gene S. Bertcher

Gentlemen:

         Reference is made to (i) those certain Certificates of Voting Power, Designations, Preferences, and Relative, Participating, Optional or Other Special Rights of Series F Senior Convertible Preferred Stock (the "Series F Stock") and Series G Senior Non-Voting Convertible Preferred Stock (the "Series G Stock") of Greenbriar Corporation ("Greenbriar") (collectively, the "Certificates") and (ii) that certain Stock Purchase Agreement (the "Purchase Agreement") between Greenbriar and Lone Star Opportunity Fund, L.P. ("LSOF"), dated as of December 31, 1997. Capitalized terms used herein and not otherwise defined are used as defined in the Certificates.

         Greenbriar has entirely failed to comply with Section 6.8(e) of the Purchase Agreement, which requires Greenbriar to deliver a quarterly compliance certificate with respect to various financial covenants set forth in the Purchase Agreement. Nevertheless, it has come to the attention of the undersigned that, based on a review of Greenbriar's publicly available financial information, Greenbriar has, since at least June 30, 2000, failed to comply with at least the financial covenants set forth in Sections 6.29, 6.30, 6.31, 6.32 and 6.33 of the Purchase Agreement (the "Financial Covenants"). A copy of the report of PriceWaterhouseCoopers LLP containing its calculations with respect to the Financial Covenants is attached hereto as Exhibit A.

         Greenbriar's failure to deliver each of the quarterly compliance certificates and comply with each of the Financial Covenants constitute Events of Default under each of the Certificates. LSOF has not waived any of these defaults in writing, nor has Greenbriar cured any of such Events of Default in accordance with the requirements set forth in the Certificates.

         Greenbriar has also violated Section 8.1 of each Certificate by failing to notify LSOF of each such Event of Default within 10 days of the occurrence thereof.

         We hereby make demand for immediate delivery of all compliance certificates required by the Purchase Agreement and all notices required pursuant to Section 8.1 of each Certificate, including, without limitation, all such certificates and notices which you have previously failed to deliver.

         Pursuant to Section 8 of each of the Certificates, upon the occurrence and during the continuance of an Event of Default, the undersigned is entitled:
(i) to an additional dividend of 12% per annum and (ii) to put its Series F Stock and Series G Stock to Greenbriar for 120% of the Liquidation Value. Moreover, pursuant to Section 3.1 of each of the Certificates, interest on all unpaid dividends is accruing at the rate of 12% per annum.

         The failure of Greenbriar to pay the additional dividends accruing since June 30, 2000, constitutes yet another Event of Default under the Certificates. Pursuant to Section 8 of the Certificate for the Series F Stock, upon the occurrence and during the continuance of an Event of Default arising from the failure of Greenbriar to pay accrued dividends to LSOF for two full quarters, whether or not the payment of such dividends is legally permissible, the holders of the Series F Stock are entitled to designate and have appointed a number of persons to the Board of Directors of Greenbriar that will constitute 70% of the members thereof.

         The undersigned hereby informs Greenbriar that it expects to be paid the additional dividends on the Series F Stock and Series G Stock referred to above from the date that the first Event of Default initially occurred, together with interest thereon. The undersigned further informs Greenbriar that it does not waive any other rights or remedies that it may have arising as a result of the Events of Default described herein and any other Events of Default that may have occurred, including, without limitation, the undersigned's right to put the Series F Stock and Series G Stock to Greenbriar and to appoint directors of Greenbriar.

                      LSOF POOLED EQUITY, L.P.

                      By:      LSOF GenPar, Inc., Its General Partner



                               By:      /s/ J.D. Dell
                                  -----------------------------------------
                                        J.D. Dell
                                        Vice President


cc:      Mark E. Bennett
         Ronald L. Brown
         T. Ray Guy
         Terrell W. Oxford
         Michael A. Saslaw